THIRD AMENDED AND RESTATED AGREEMENT OF
9779/17956-003 CURRENT/96434437v7
EXEMPTED LIMITED PARTNERSHIP
OF
ARES OFFSHORE HOLDINGS L.P.
Dated on March 8, 2018 and intended to be effective March 1, 2018

THE PARTNERSHIP UNITS OF ARES OFFSHORE HOLDINGS L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS; THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

ARTICLE I	DEFINITIONS 1

Section 1.1	Definitions 1

Section 1.2	Interpretation 10

ARTICLE II	FORMATION, TERM, PURPOSE AND POWERS 10

Section 2.1	Continuation; Name; Foreign Jurisdictions 10

Section 2.2	Business Purpose 11

Section 2.3	Term 11

Section 2.4	Registered Office 11

Section 2.5	Principal Office 12

Section 2.6	Powers of the Partnership 12

Section 2.7	Partners; Admission of New Partners 12

Section 2.8	Withdrawal 12

ARTICLE III	MANAGEMENT 12

Section 3.1	General Partner 12

Section 3.2	Compensation 14

Section 3.3	Expenses 14

Section 3.4	Officers 14

Section 3.5	Authority of Partners 15

Section 3.6	Action by Written Consent or Ratification 15

ARTICLE IV	DISTRIBUTIONS 15

Section 4.1	Distributions 16

Section 4.2	Liquidation Distribution 17

Section 4.3	Limitations on Distribution 17

Section 4.4	Clawbacks 17

ARTICLE V	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS 17

Section 5.1	Initial Capital Contributions 17

Section 5.2	No Additional Capital Contributions 17

Section 5.3	Capital Accounts 17

Section 5.4	Allocations of Profits and Losses 18

Section 5.5	Special Allocations 18

Section 5.6	Tax Allocations 20

Section 5.7	Tax Advances 20

Section 5.8	Tax Matters 20

Section 5.9	Other Allocation Provisions 21

ARTICLE VI	BOOKS AND RECORDS; REPORTS 21

Section 6.1	Books and Records 21

ARTICLE VII	PARTNERSHIP UNITS 22

Section 7.1	Units 22

Section 7.2	Register 23

Section 7.3	Registered Partners 23

ARTICLE VIII	VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS 23

Section 8.1	Vesting of Unvested Units 23

Section 8.2	Forfeiture of Units 24

Section 8.3	Limited Partner Transfers 25

Section 8.4	Mandatory Exchanges 25

Section 8.5	Encumbrances 26

Section 8.6	Further Restrictions 26

Section 8.7	Rights of Assignees 27

Section 8.8	Admissions, Withdrawals and Removals 27

Section 8.9	Admission of Assignees as Substitute Limited Partners 28

Section 8.10	Withdrawal and Removal of Limited Partners 28

ARTICLE IX	DISSOLUTION, LIQUIDATION AND TERMINATION 28

Section 9.1	No Commencement of Winding Up 28

Section 9.2	Events Causing Commencement of Winding Up 29

Section 9.3	Distribution upon Dissolution 29

Section 9.4	Time for Liquidation 30

Section 9.5	Dissolution 30

Section 9.6	Claims of the Partners 30

Section 9.7	Survival of Certain Provisions 30

ARTICLE X	LIABILITY AND INDEMNIFICATION 30

Section 10.1	Duties; Liabilities; Exculpation 30

Section 10.2	Indemnification 32

ARTICLE XI	MISCELLANEOUS 35

Section 11.1	Dispute Resolution 35

Section 11.2	Severability 36

Section 11.3	Binding Effect 36

Section 11.4	Further Assurances 36

Section 11.5	Expenses 36

Section 11.6	Amendments and Waivers 36

Section 11.7	No Third Party Beneficiaries 38

Section 11.8	Power of Attorney 38

Section 11.9	Letter Agreements; Schedules 39

Section 11.10	Governing Law; Separability 39

Section 11.11	Notices 39

Section 11.12	Counterparts 39

Section 11.13	Cumulative Remedies 39

Section 11.14	Entire Agreement 39

Section 11.15	Partnership Status 40

Section 11.16	Limited Partner Representations 40

ARTICLE XII	TERMS, PREFERENCES, RIGHTS, POWERS AND DUTIES OF THE SERIES A PREFERRED MIRROR UNITS 41

Section 12.1	Designation 41

Section 12.2	Definitions 41

Section 12.3	Distributions 43

Section 12.4	Rank 45

Section 12.5	Redemption 45

Section 12.6	Distribution Rate 46

Section 12.7	Voting 46

Section 12.8	Liquidation Rights 46

Section 12.9	Amendments and Waivers 47

Section 12.10	No Conversion 47

Section 12.11	No Third Party Beneficiaries 47

THIRD AMENDED AND RESTATED AGREEMENT OF
EXEMPTED LIMITED PARTNERSHIP
OF
ARES OFFSHORE HOLDINGS L.P.
THIRD AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP (this “Agreement”) of Ares Offshore Holdings L.P. (the “Partnership”), entered into on March 8, 2018, among AOF Holdco LLC, a Delaware limited liability company, as general partner, and the Limited Partners (as defined herein) of the Partnership.
WHEREAS, the Partnership was formed as a Cayman Islands exempted limited partnership by executing the Initial Exempted Limited Partnership Agreement of the Partnership, dated March 28, 2014 (the “Initial Partnership Agreement”), and by filing a registration statement pursuant to Section 9 of the ELP Law with the Registrar of Exempted Limited Partnerships of the Cayman Islands on March 28, 2014 (the “Registration Statement”);
WHEREAS, the parties hereto entered into the Second Amended and Restated Agreement of Exempted Limited Partnership of the Partnership, dated June 8, 2016 (the “Second A&R Partnership Agreement”);
WHEREAS, effective as of the Effective Date, the Issuer amended and restated its limited partnership agreement to, among other things, change the name of its common units representing limited partner interests and preferred units representing limited partner interests to Common Shares and Preferred Shares, respectively; and
WHEREAS, the parties hereto now desire to amend and restate the Second A&R Partnership Agreement as hereinafter set forth.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:
“A&R Partnership Agreement” means the Amended and Restated Agreement of Exempted Limited Partnership of the Partnership dated May 1, 2014.
“Additional Credit Amount” has the meaning set forth in Section 4.1(b)(ii).
“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Alleghany” means Alleghany Insurance Holdings LLC, a Delaware limited liability company.
“Alleghany Permitted Transferee” means any Affiliate of Alleghany (other than any Person that is a competitor of any Ares Company or whose ownership of equity interests in any entity that is a member of the Ares Operating Group or the Issuer would restrict the operations of any Ares Company, in each case, as determined in good faith by the Issuer).
“Amended Tax Amount” has the meaning set forth in Section 4.1(b)(ii).
“Ares Company” means any of (i) the Issuer, (ii) Ares GP, (iii) Ares Voting LLC, a Delaware limited liability company, (iv) any entity that is or becomes part of the Ares Operating Group and (v) any entity in which any the foregoing directly or indirectly owns a majority interest or which any of the foregoing controls, or through which any of the foregoing directly or indirectly manages, directs or invests in a Fund, but excluding any Fund.
“Ares Operating Group” means, collectively, (i) the Partnership, (ii) Ares Holdings L.P., a Delaware limited partnership, (iii) Ares Investments L.P., a Delaware limited partnership, and (iv) any future entity designated by Ares GP in its discretion as an Ares Operating Group entity for purposes of this Agreement.
“Ares Owners Class IND Units” has the meaning given to “Class IND Units” in the Ares Owners LP Agreement.
“Ares Owners Class OG Units” has the meaning given to “Class OG Units” in the Ares Owners LP Agreement.
“Ares Owners LP” means Ares Owners Holdings L.P., a Delaware limited partnership.
“Ares Owners LP Agreement” means the limited partnership agreement of Ares Owners LP.
“Ares Owners Mirror Units” means Class Mirror Units (as defined in the Ares Owners LP Agreement).
“Assignee” has the meaning set forth in Section 8.7.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code (if applicable) and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.
“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or otherwise or to place into reserves.
“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.3 hereof.
“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.
“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership interest is relinquished to the Partnership; or (d) any other date specified in the Treasury Regulations; provided that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.
“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. As of the Effective Date and the date of this Agreement, the only Classes of Units are Class A Units and Series A Preferred Mirror Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the ELP Law, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Partner because it is the General Partner.
“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein, unlimited in number, and having the rights pertaining thereto as are set forth in this Agreement.
“Clawback Obligation” has the meaning set forth in Section 4.4.
“Code” means the Internal Revenue Code of 1986.
“Common Shares” means common shares representing partner interests of the Issuer.
“Consenting Party” has the meaning set forth in Section 11.1(a).
“Contingencies” has the meaning set forth in Section 9.3(a).
“Conversion” has the meaning set forth in the recitals.
“Corresponding Rate” means the number of Class A Units that would be forfeited or cancelled upon the forfeiture or cancellation of Ares Owners Mirror Units or Common Shares pursuant to any agreements governing such Ares Owners Mirror Units or Common Shares, as applicable. As of the Effective Date, the Corresponding Rate shall be 1 for 1. The Corresponding Rate shall be adjusted accordingly by the General Partner in its sole discretion upon: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the Ares Owners Mirror Units, as applicable, or Common Shares, as applicable; or (b) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Ares Owners Mirror Units, as applicable, or Common Shares, as applicable, that is not accompanied by an identical subdivision or combination of the Class A Units.
“Covered Person” has the meaning set forth in Section 10.2.
“Credit Amount” has the meaning set forth in Section 4.1(b)(ii).
“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for U.S. federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the term “creditable foreign tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
“Effective Date” has the meaning set forth in Section 2.1(a).
“ELP Law” means The Exempted Limited Partnership Law (2013 Revision).
“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.
“ERISA” means The Employee Retirement Income Security Act of 1974.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Agreement” means the exchange agreement, dated as of or about April 3, 2017, among the Issuer, the Ares Operating Group entities, the limited partners of the Ares Operating Group entities (or their designees or Affiliates) from time to time party thereto, and the other parties thereto.
“Exchange Transaction” means an exchange of Class A Units for Common Shares pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Class A Units to the Issuer, the Partnership or any of their subsidiaries for other consideration.
“Event of Withdrawal” has the meaning set forth in Section 9.2(d).
“Family Member” means, with respect to any Limited Partner who is a natural person, such Limited Partner’s spouse, parents, siblings and children and any other natural person who occupies the same principal residence as such Limited Partner, and the spouses, descendants and ancestors of each of the foregoing.
“Final Tax Amount” has the meaning set forth in Section 4.1(b)(ii).
“Fiscal Year” means the period commencing on January 1 and ending on December 31 of each year, except (a) for the short taxable years in the years of the Partnership’s formation and termination and (b) as otherwise elected by the General Partner in its sole discretion or required by the Code.
“Fund” means any fund, investment vehicle or account whose investments are managed or advised by an Ares Company.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.
“General Partner” means AOF Holdco LLC, a Delaware limited liability company, or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.
“Gross Ordinary Income” has the meaning assigned to such term in Section 5.5(d).
“Indemnitee” means (a) the General Partner, (b) any Person who is or was a “tax matters partner” (as defined in the Code prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), officer or director of the General Partner, (c) any officer or director of the General Partner who is or was serving at the request of the General Partner as a director, officer, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (d) any Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (e) any heir, executor or administrator with respect to Persons named in clauses (a) through (d).
“Initial Limited Partner” means Ares Investments Holdings LLC.
“Initial Partnership Agreement” has the meaning set forth in the preamble of this Agreement.
“Issuer” means Ares Management, L.P., a Delaware limited partnership.
“Issuer General Partner” means Ares Management GP LLC, a Delaware limited liability company and the general partner of the Issuer, or any successor general partner of the Issuer.
“Issuer Limited Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Issuer, dated on or about the Effective Date.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.
“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6, any Permitted Transferee of such Limited Partner.
“Liquidation Agent” has the meaning set forth in Section 9.3.
“Net Taxable Income” has the meaning set forth in Section 4.1(b)(i).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.4, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.
“Partially Unvested Partner” means any Partner with Unvested Units.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partners” means, at any time, each Person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.
“Partnership” has the meaning set forth in the preamble of this Agreement.
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Permitted Transferee” means, with respect to a Limited Partner, (a) its Principal, if any, (b) any trust for the primary benefit of the Family Members of such Limited Partner or the Family Members of such Limited Partner’s Principal; provided that, in each case, either (i) such Limited Partner or its Principal, if any or (ii) a bona fide third party trustee continues to hold, directly or indirectly, 100% of the voting interests of such trust until the death or legal incapacity of such Limited Partner or its Principal, if any; or (c) any entity of which such Limited Partner and any Permitted Transferees or Family Members of such Limited Partner collectively are beneficial owners of 100% of the equity interests; provided that either such (i) Limited Partner or its Principal, if any, or (ii) a bona fide third party trustee continues to hold, directly or indirectly, 100% of the voting interests of such entity until the death or legal incapacity of such Limited Partner or its Principal, if any.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).
“Preferred Shares” has the meaning set forth in the Issuer Limited Partnership Agreement.
“Preferred Units” means a Class of Units, in one or more series, designated as “Preferred Units,” which entitles the holder thereof to a preference with respect to the payment of distributions over the Class A Units and any other Junior Units then outstanding as set forth herein.
“Primary Indemnification” has the meaning set forth in Section 10.2(a).
“Principal,” with respect to any Limited Partner, has the meaning set forth in a Supplemental Agreement applicable to such Limited Partner.
“Prior General Partner” means Ares Offshore Holdings, Ltd., a Cayman Islands limited company.
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.5 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Relevant Entity” means any Ares Company and any entity in which any Ares Company, directly or indirectly, owns any interest, and any Fund to which any Ares Company provides services.
“Registration Statement” has the meaning set forth in the recitals.
“Second A&R Partnership Agreement” has the meaning set forth in the recitals.
“Securities Act” means the U.S. Securities Act of 1933.
“Series A Preferred Mirror Units” means the Class of Preferred Units designated as “7.00% Series A Preferred Mirror Units” pursuant to Section 12.1.
“Service Provider” means any Limited Partner (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to any Ares Company. For the avoidance of doubt, Alleghany is not a Service Provider.
“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of a Partner by virtue of its partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Supplemental Agreement” means, with respect to any Limited Partner, any unitization letter, fair competition agreement or other supplemental agreement with such Limited Partner or its Principal containing terms modifying, supplementing or otherwise affecting the rights or obligations of such Limited Partner hereunder.
“Tax Advances” has the meaning set forth in Section 5.7.
“Tax Amount” has the meaning set forth in Section 4.1(b)(i).
“Tax Distributions” has the meaning set forth in Section 4.1(b)(i).
“Third Party Rights Law” has the meaning set forth in Section 11.7.
“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Class A Units (vested and unvested) then owned by such Partner by the number of Class A Units (vested and unvested) then owned by all Partners.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security. “Transferee”, “Transferor”, “Transferring”, “Transferred” and similar terms have meanings correlative to the foregoing.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code.
“Units” means the Class A Units, the Preferred Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute divisible interests in the Partnership as provided in this Agreement, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.
“Unvested Units” means those Units from time to time listed as unvested Units in the books and records of the Partnership.
“Vested Units” means those Units listed as vested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement.
Section 1.2    Interpretation.
(a)    Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.
(b)    All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS
Section 2.1    Continuation; Name; Foreign Jurisdictions.
(a)    The General Partner and the Initial Limited Partner formed the Partnership pursuant to and in accordance with the ELP Law and the Initial Partnership Agreement. The term of the Partnership commenced upon its registration as an exempted limited partnership pursuant to the filing of the Registration Statement and shall continue until the commencement of winding up in accordance with the terms of this Agreement. On or about August 4, 2015, the Prior General Partner withdrew as the general partner of the Partnership and the General Partner was admitted and substituted as the general partner of the Partnership. The parties hereto continue the Partnership under and pursuant to the ELP Law and upon the terms of this Agreement. Notwithstanding the date of execution of this Agreement, the parties hereby agree among themselves to give effect to this Agreement, to the maximum extent permitted by law, as if it had been entered into on March 1, 2018 (the “Effective Date”) and to account to each other accordingly in order to give economic effect thereto.
(b)    The name of the Partnership is “Ares Offshore Holdings L.P.” or such other name as the General Partner may from time to time hereafter designate. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (i) the formation and operation of an exempted limited partnership under the laws of the Cayman Islands, (ii) if the General Partner deems it advisable, the operation of the Partnership as an exempted limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (iii) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the ELP Law and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the ELP Law, control.
(c)    The General Partner may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as an exempted limited partnership under the laws of the Cayman Islands (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the Cayman Islands.
Section 2.2    Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the ELP Law.
Section 2.3    Term. The term of the Partnership shall continue until commencement of winding up in accordance with this Agreement.
Section 2.4    Registered Office. The address of the Partnership’s registered office in the Cayman Islands is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The General Partner may change the Partnership’s registered office to any other address in the Cayman Islands.
Section 2.5    Principal Office. The principal office address of the Partnership shall be at such place or places as the General Partner may determine from time to time.
Section 2.6    Powers of the Partnership. Subject to the limitations set forth in this Agreement, (i) the Partnership will possess and may exercise all of the powers and privileges of an exempted limited partnership including the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, and (ii) the General Partner on behalf of the Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions, in each case, so far as such powers, activities or transactions are necessary, desirable, convenient or incidental to, or in furtherance of, the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.2.
Section 2.7    Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement (or the A&R Partnership Agreement), are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the ELP Law, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.9 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner with the written consent of the General Partner in its sole discretion. Except as otherwise contemplated in this Agreement, each new Limited Partner shall execute and deliver to the General Partner such documentation as the General Partner may require pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.8 or Section 9.2(e) hereof.
Section 2.8    Withdrawal. No Partner may withdraw from the Partnership, provided that (a) a Limited Partner may withdraw from the Partnership following the Transfer of all Units owned by such Limited Partner in accordance with Article VIII and (b) subject to Section 8.8, the General Partner may withdraw without the consent of any other Partner.
ARTICLE III

MANAGEMENT
Section 3.1    General Partner.
(a)    The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.
(b)    Without limiting the foregoing provisions of this Section 3.1, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including the following powers:
(i)    to enter into Supplemental Agreements;
(ii)    to develop and prepare a business plan each year;
(iii)    to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;
(iv)    granting security over the assets of the Partnership, including the right to make capital calls and receive the proceeds therefrom;
(v)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(vi)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(vii)    to select and dismiss employees (including employees having such titles as the General Partner may determine in its sole discretion) and agents, representatives, outside attorneys, accountants, consultants and contractors and to determine their compensation and other terms of employment or hiring;
(viii)    to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
(ix)    to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the purchase, sale or other acquisition or disposition of Units; and
(xiii)    to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.
(c)    In exercising its authority under this Agreement, to the maximum extent permitted by Law, the General Partner may, but shall be under no obligation or duty to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages, equitable relief or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions.
Section 3.2    Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner. The General Partner shall have no duty to account to the Partnership in respect of profits derived from activities outside the Partnership.
Section 3.3    Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with serving as the General Partner, (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with operating the Partnership’s business (including expenses allocated to the General Partner (or any direct or indirect equityholders of the General Partner) by its Affiliates) and (iii) all costs, fees or expenses owed directly or indirectly by the Partnership or the General Partner to the Issuer General Partner (or any direct or indirect equityholders of the Issuer General Partner) pursuant to their reimbursement obligations under, or which are otherwise allocated to the General Partner (or any direct or indirect equityholders of the General Partner) pursuant to, the Issuer Limited Partnership Agreement. If the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership or its subsidiaries (including expenses that relate to the business and affairs of the Partnership or its subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner (or any direct or indirect equityholders of the General Partner), including compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.3 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.2.
Section 3.4    Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated as officers by the General Partner, with titles including but not limited to “assistant secretary,” assistant treasurer,” “chief executive officer,” “chief financial officer,” “chief legal officer,” “chief operating officer,” “chief compliance officer,” “general counsel,” “managing director,” “president,” “executive vice president,” “senior vice president,” “vice president,” “principal accounting officer,” “secretary,” or “treasurer,” and as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of its duties hereunder or otherwise.
Section 3.5    Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein or pursuant to the ELP Law, no Limited Partner shall have any right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the ELP Law, at law, in equity or otherwise. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.5 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.
Section 3.6    Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.
ARTICLE IV

DISTRIBUTIONS
Section 4.1    Distributions.
(a)    The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners. Distributions shall be made in accordance with Section 12.3 and this Article IV. Distributions (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 12.3) shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests.
(b)
(i)    In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners that hold Class A Units (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Partnership for such year were otherwise insufficient to cover such tax liabilities. The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Any Tax Distributions shall be made to all Partners that hold Class A Units pro rata in accordance with their Total Percentage Interests.
(ii)    Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.1(b) for purposes of the computations herein.
Section 4.2    Liquidation Distribution. Distributions made upon winding up of the Partnership shall be made as provided in Section 9.3.
Section 4.3    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would not be permitted under the ELP Law or any other applicable Law.
Section 4.4    Clawbacks. To the extent that the Partnership is directly or indirectly required to comply with a clawback or other similar obligation with respect to any Fund (a “Clawback Obligation”), upon the written request of the General Partner, Alleghany shall promptly return to the Partnership any distributions received from the Partnership in an amount equal to Alleghany’s pro rata share (based on its Total Percentage Interest) of the excess of (a) such Clawback Obligation less (b) all amounts returned by Alleghany with respect to such Clawback Obligation. Any returned amounts shall be treated as Capital Contributions but shall not affect Alleghany’s Total Percentage Interest. The Partnership shall be entitled to withhold from any distributions otherwise payable to Alleghany a reasonable amount sufficient to reserve for any potential Clawback Obligation. To the extent that any such reserve is not sufficient to satisfy any such Clawback Obligation, the Partnership shall be entitled to offset such deficiency with any amounts due and payable to Alleghany or its Affiliates. Notwithstanding the foregoing, at no time shall any Partner be liable for amounts in excess of amounts distributed to such Partner in connection with any Fund in respect of which a Clawback Obligation is or may be owing. For the avoidance of doubt, Alleghany shall not (i) be required to return to the Partnership any distributions, (ii) be subjected to any withholding or (iii) be subjected to any offset against amounts due and payable to Alleghany, in each case to the extent that a Clawback Obligation relates to any amounts distributed prior to July 31, 2013.
ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
Section 5.1    Initial Capital Contributions. The Partners have made, on or prior to the Effective Date, Capital Contributions, if any, and, in exchange, the Partnership has issued to the Partners the number of Class A Units and Series A Preferred Mirror Units as specified in the books and records of the Partnership.
Section 5.2    No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.
Section 5.3    Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.4 and any items of income or gain which are specially allocated pursuant to Section 5.5; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.4, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.5, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest. For the avoidance of doubt, the Capital Account balance for each Series A Preferred Mirror Unit shall initially equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.5(d).
Section 5.4    Allocations of Profits and Losses. Subject to Section 5.5(d), except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.5 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, each Unvested Unit may be treated as a Vested Unit. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.
Section 5.5    Special Allocations. Notwithstanding any other provision in this Article V:
(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.5(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.5(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.5(b) were not in this Agreement. This Section 5.5(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.5(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.5(b) and this Section 5.5(c) were not in this Agreement.
(d)    Gross Ordinary Income. Before giving effect to the allocations set forth in Section 5.4, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed to the holders of Series A Preferred Mirror Units pursuant to Section 12.3 during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed to the holders of Series A Preferred Mirror Units pursuant to Section 12.3 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the holders of Series A Preferred Mirror Units pursuant to this Section 5.5(d) in all prior Fiscal Years. For purposes of this Section 5.5(d), “Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to holders of Series A Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series A Preferred Mirror Units.
(e)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.
(f)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(g)    Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the Partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.5(g) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
(h)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.5(b) or 5.5(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.4 and this Section 5.5(h), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.5(b) or 5.5(c) had not occurred.
Section 5.6    Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.
Section 5.7    Tax Advances. If the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.1(b)) with respect to income attributable to or distributions or other payments to such Partner.
Section 5.8    Tax Matters. The General Partner shall be the “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code (prior to amendment by P.L. 114-74) and the “partnership representative” of the Partnership for purposes of Section 6223 of the Code (after amendment by P.L. 114-74). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the tax matters partner or partnership representative, as applicable. Tax audits, controversies and litigations shall be conducted under the direction of the tax matters partner or partnership representative, as applicable. The General Partner shall cause all required federal, state or local tax returns and reports of the Partnership to be prepared and filed, and shall be responsible for all other tax matters of the Partnership. All costs and expenses incurred by the General Partner related to any tax matters provided for in this Section 5.8, including, without limitation, all fees and expenses of any accounting firm engaged by the General Partner with respect to the Partnership and any costs and expenses related to any audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, shall be Partnership expenses. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in connection with the conduct of all such proceedings. The tax matters partner or partnership representative, as applicable, shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.
Section 5.9    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.6 or otherwise in accordance with this Agreement, Sections 5.3, 5.4 and 5.5 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary or desirable, as determined by the General Partner in its discretion, to comply with such regulations or any applicable Law.
ARTICLE VI

BOOKS AND RECORDS; REPORTS
Section 6.1    Books and Records.
(a)    At all times during the continuance of the Partnership, the General Partner shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.
(b)    Except as limited by Section 6.1(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i)    a copy of the Registration Statement and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Registration Statement and this Agreement and all amendments thereto have been executed; and
(ii)    promptly after their becoming available, copies of the Partnership’s federal income tax returns for the three most recent years.
(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.
ARTICLE VII

PARTNERSHIP UNITS
Section 7.1    Units.
(a)    Interests in the Partnership shall be divisible. The Units are comprised of one Class of common units, the Class A Units, and one Class of Preferred Units, the Series A Preferred Mirror Units. The General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon winding up of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions) to the extent permitted by Law; (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or Transferred; (vii) the method for determining the Total Percentage Interest, if any, as to such Units; (viii) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. The General Partner in its sole discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership (including the issuance of Units to the General Partner (in its own capacity)) and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities (including the issuance of Units to the General Partner (in its own capacity). Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, the Preferred Units and Units of any other Class or series that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.
(b)    Upon receipt of one or more Capital Contributions by or on behalf of the General Partner (in its own capacity), including by the Issuer on behalf of the General Partner, the Partnership's books, records and registers shall be updated to reflect such Capital Contributions and the issuance of the applicable Units to the General Partner (in its own capacity). The General Partner (as general partner of the Partnership) may take all necessary actions and exercise all necessary discretions as are necessary to give full effect to this Section 7.1(b), including determining the applicable number of Units and the applicable Class of Units that are issued in each case (which may include any number of Class A Units or other Class of Units) and whether such Units are Vested Units or Unvested Units. The matters and transactions set forth in this Section 7.1(b) shall not require the consent of, or any action by, any Limited Partner.
Section 7.2    Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.
Section 7.3    Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the ELP Law or other applicable Law.
ARTICLE VIII

VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS
Section 8.1    Vesting of Unvested Units.
(a)    A Partner’s Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as set forth in any applicable Supplemental Agreement and reflected in the books and records of the Partnership.
(b)    The General Partner in its sole discretion may authorize the earlier vesting of all or a portion of Unvested Units owned by any one or more Partners at any time and from time to time, and in such event, such Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Unvested Units shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Partially Unvested Partners alike, whether or not such Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Partially Unvested Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Partially Unvested Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Partially Unvested Partner separately.
(c)    Upon the vesting of any Unvested Units in accordance with this Section 8.1, the General Partner shall modify the books and records of the Partnership to reflect such vesting.
Section 8.2    Forfeiture of Units.
(a)    Units owned by a Partner are subject to forfeiture or cancellation as set forth in any Supplemental Agreement or schedule or exhibit to this Agreement applicable to such Partner.
(b)    If any Ares Owners Mirror Units are forfeited or cancelled for no consideration, a number of Class A Units held by Ares Owners LP equal to the product of the number of Ares Owners Mirror Units, as applicable, so forfeited or cancelled multiplied by the Corresponding Rate shall be automatically forfeited or cancelled, as the case may be.
(c)    If any Common Shares owned by Ares Owners LP or a Service Provider (or a Person who is a Permitted Transferee of a Service Provider) are forfeited or cancelled for no consideration, a number of Class A Units held by the Issuer (or if the Issuer does not hold any Class A Units, by the General Partner) equal to the product of the number of Common Shares so forfeited or cancelled multiplied by the Corresponding Rate shall be automatically forfeited or cancelled, as the case may be.
(d)    Notwithstanding anything otherwise to the contrary herein, including Section 9.6 and Section 10.1, if any Person who is or was at any time a Service Provider shall fail to perform when due any “giveback,” “true-up” or “clawback” obligation owed by such Person to the Partnership or any of its Affiliates or to any Fund managed by an Ares Company, the General Partner may in its sole discretion and without the consent of any other Person, cause to be forfeited a number of Units held by such Person (or any Permitted Transferee of such Person), or in which such Person (or any Permitted Transferee of such Person) has an indirect interest, as set forth in the books and records of the Partnership, equivalent in value to the obligation which was not performed, as determined by the General Partner in its sole discretion. Any such determination shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Persons alike, whether or not such Persons are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Person shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Person, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Person separately.
(e)    Upon the forfeiture of any Units in accordance with this Section 8.2, such Units shall be cancelled, the Partnership shall have no obligations with respect to such Units and the General Partner shall modify the books and records of the Partnership to reflect such forfeiture and cancellation.
Section 8.3    Limited Partner Transfers.
(a)    Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including pursuant to an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Limited Partners alike, whether or not such Limited Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Limited Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Limited Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Limited Partner separately. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.
(b)    Notwithstanding clause (a) above, subject to Section 8.6, each Limited Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that such Exchange Transactions shall be effected in compliance with policies that the General Partner (or any other Ares Company) may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers).
(c)    Notwithstanding anything otherwise to the contrary in this Section 8.3, a Limited Partner (other than Alleghany) may Transfer Units to any of its Permitted Transferees and Alleghany may Transfer Units to any Alleghany Permitted Transferee.
Section 8.4    Mandatory Exchanges. The General Partner may in its sole discretion at any time and from time to time, without the consent of any Limited Partner or other Person, cause to be Transferred in an Exchange Transaction any and all Units. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Limited Partners alike, whether or not such Limited Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Limited Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Limited Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Limited Partner separately.
Section 8.5    Encumbrances. No Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.
Section 8.6    Further Restrictions.
(a)    Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the Effective Date or are created thereafter, with the written consent of the holder of such Units. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Partners alike, whether or not such Partners are similarly situated, and such requirements, provisions and restrictions may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners. The exercise of any power or discretion by the General Partner or the Partnership in the case of any Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Partner separately.
(b)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:
(i)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(ii)    such Transfer would require the registration of such Transferred Unit or of any Class of Units pursuant to any applicable U.S. federal or state securities Laws (including the Securities Act or the Exchange Act) or other non-U.S. securities Laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;
(iii)    such Transfer would cause (A) all or any portion of the assets of the Partnership to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;
(iv)    to the extent requested by the General Partner, the Partnership does not receive such legal or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s discretion;
(v)    such Transfer would violate, or cause any Relevant Entity, to violate, any applicable Law of any jurisdiction; or
(vi)    the General Partner shall determine in its sole discretion that such Transfer would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.
In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treasury Regulation section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer of Units or other interests in the Partnership as the General Partner may determine in its sole discretion to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.
(c)    Any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.
Section 8.7    Rights of Assignees. Subject to Section 8.6(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which Transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the Transferring Partner. The Transferring Partner will remain a Partner even if it has Transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.9.
Section 8.8    Admissions, Withdrawals and Removals.
(a)    No Person may be admitted to the Partnership as an additional or substitute General Partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the sole discretion of each incumbent General Partner. A General Partner will not be entitled to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).
(b)    No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.10 hereof. Any additional General Partner or substitute General Partner admitted as a general partner of the Partnership pursuant to this Section 8.8 is hereby authorized to, and shall, continue the Partnership without commencement of winding up and dissolution.
(c)    Except as otherwise provided in Article IX or the ELP Law, no admission, substitution, withdrawal or removal of a Partner will cause the commencement of winding up and dissolution of the Partnership. To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.
Section 8.9    Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:
(a)    the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;
(b)    if required by the General Partner, the General Partner receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);
(c)    if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and
(d)    if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Partnership).
Section 8.10    Withdrawal and Removal of Limited Partners. Subject to Section 8.7, if a Limited Partner ceases to hold any Units, including as a result of a forfeiture of Units pursuant to Section 8.2, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner, and shall be deemed to have been withdrawn from the Partnership.
ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION
Section 9.1    No Commencement of Winding Up. Except as required by the ELP Law, the Partnership shall not commence winding up by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be wound up and dissolved only pursuant to the provisions of this Article IX, and to the maximum extent permitted by Law the Partners hereby irrevocably waive any and all other rights they may have to cause winding up and dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.
Section 9.2    Events Causing Commencement of Winding Up. The Partnership shall commence winding up upon the occurrence of any of the following events (each, a “Dissolution Event”):
(a)    any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;
(b)    the written consent of all Partners;
(c)    at any time there are no limited partners;
(d)    any of the events described in Section 15(5) of the ELP Law (an “Event of Withdrawal”); provided that within 90 days of the date of such Event of Withdrawal, the Limited Partners may elect, acting by unanimous vote, one or more successor general partners, who shall assume all obligations of the General Partner under this Agreement arising on or after the effective date of such Event of Withdrawal, on such terms as may be determined by the Limited Partners and such successor general partner; or
(e)    the determination of the General Partner in its sole discretion; provided that in the event of the commencement of winding up pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to the commencement of winding up shall be preserved to the greatest extent practicable with respect to distributions made to Partners pursuant to Section 9.3 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.
Section 9.3    Distribution upon Dissolution. Upon commencement of winding up, the Partnership shall not be dissolved and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
(a)    First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners or their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3; and
(b)    Subject to Article XII, the balance, if any, to the holders of Class A Units; pro rata to each of the holders of Class A Units in accordance with their Total Percentage Interests.
Section 9.4    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
Section 9.5    Dissolution. Upon completion of winding up of the Partnership, the General Partner or Liquidation Agent shall file a notice of dissolution, following which the Partnership shall dissolve.
Section 9.6    Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon winding up dissolution of the Partnership or otherwise, except to the extent required by the ELP Law.
Section 9.7    Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 10.2, 11.1 and 11.10 shall survive the dissolution of the Partnership.
ARTICLE X

LIABILITY AND INDEMNIFICATION
Section 10.1    Duties; Liabilities; Exculpation.
(a)    To the maximum extent permitted by Law, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Partner (including the General Partner) or on its Affiliates. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the Partners (including the General Partner) and their respective Affiliates shall, to the maximum extent permitted by Law, owe only such duties and obligations as are expressly set forth in this Agreement, and no other duties (including fiduciary duties), to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person otherwise bound by this Agreement.
(b)    To the extent that, at law or in equity, any Partner (including the General Partner) or its Affiliates has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person who is party to or is otherwise bound by this Agreement, any such Person acting under this Agreement shall not be liable to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person who is party to or is otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement to the maximum extent permitted by Law. The provisions of this Agreement, to the extent that such provisions restrict or eliminate the duties and liabilities relating thereto of any Partner (including the General Partner) or its Affiliates otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities relating thereto of such Person to the maximum extent permitted by Law.
(c)    Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by Law, no Indemnitee shall be liable to the Partnership or any Partner for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) of a Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction (a “final adjudication”) determining that, in respect of the matter in question, the Indemnitee acted in bad faith or with criminal intent.
(d)    Each Indemnitee shall be entitled to rely in good faith on the advice of legal counsel to the Partnership, accountants, other experts and financial or professional advisors, and acting or omitting to act on behalf of the Partnership or in furtherance of the interests of the Partnership, in each case, in good faith reliance upon and in accordance with such advice will be full justification for any such act or omission, and each Indemnitee will be fully protected in so acting or omitting to act so long as such counsel, accountants, other experts and financial or professional advisors were selected with reasonable care.
(e)    Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or in equity, to the maximum extent permitted by Law whenever in this Agreement or any other agreement contemplated hereby the General Partner is permitted to or required to make or take (or omit to make or take) a determination, evaluation, election, decision, approval, authorization, consent or other action (howsoever described herein, each, a “Determination”) (i) in its “discretion” or “sole discretion” or under a grant of similar authority or latitude, or (ii) pursuant to any provision not subject to an express standard of “good faith” (regardless of whether there is a reference to “discretion”, “sole discretion” or any other standard), then the General Partner (or any of its Affiliates causing it to do so), in making such Determination, shall not be subject to any fiduciary duty and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership, the Partners, or any other Person (including any creditor of the Partnership), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a Determination under this Agreement is to be made or taken by the General Partner in “good faith”, the General Partner shall act under that express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise.
(f)    For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a Determination or failure to act by the General Partner conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith”, and shall not be a breach of this Agreement, unless the General Partner subjectively believed such Determination or failure to act was opposed to the best interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such Determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such Determination or failure to act was not in good faith. Any Determination taken or made by the General Partner or any other Indemnitee which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the ELP Law and any other applicable fiduciary requirements.
(g)    The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any Determinations, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such Determinations.
(h)    Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement, including the provisions of this Section 10.1, purports (i) to restrict or otherwise modify or eliminate the duties (including fiduciary duties), obligations and liabilities of the General Partner or any other Indemnitee otherwise existing at law or in equity or (ii) to constitute a waiver or consent by the Partnership, the Limited Partners or any other Person who acquires an interest in a Unit to any such restriction, modification or elimination, such provision shall be deemed to have been approved by the Partnership, all of the Partners, and each other Person who has acquired an interest in a Unit.
Section 10.2    Indemnification.
(a)    Indemnification. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee acted in bad faith or with criminal intent. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.2(c), the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from (x) the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee), and (y) the relevant Fund (if applicable) (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Fund or the Indemnitee) (clauses (x) and (y) together, the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person or Fund shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.
(b)    Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.2(c), the Partnership shall be required to pay expenses of an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.
(c)    Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.2 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.
(d)    Insurance.
(i)    To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.2(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.2 or otherwise.
(ii)    In the event of any payment by the Partnership under this Section 10.2, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.
(iii)    The Partnership shall not be liable under this Section 10.2 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.2 or any insurance policy, contract, agreement or otherwise.
(e)    Non-Exclusivity of Rights. The provisions of this Section 10.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.2 (or legal representative thereof) who serves in such capacity at any time while this Section 10.2 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.2 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.2(a) shall be made to the fullest extent permitted by law.
For purposes of this Section 10.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
This Section 10.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.2(a).
The General Partner may make, execute, record and file on its own behalf and on behalf of each Limited Partner all instruments and other documents (including one or more deeds poll in favor of the Persons to whom the benefit of the exculpation and indemnification provisions of this Agreement are intended (the “Covered Persons”) and one or more separate indemnification agreements between the General Partner, the Partnership, each Limited Partner (as applicable) and individual Covered Persons) that the General Partner deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Covered Persons; provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Dispute Resolution.
(a)    The Partnership and each Partner, each other Person who acquires a Unit or other interest in the Partnership and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) agrees that any dispute, claim or controversy of whatever nature directly or indirectly relating to or arising out of the Agreement, the termination or validity thereof, or any alleged breach thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before a panel of three arbitrators. The arbitration shall be administered by JAMS/ENDISPUTE pursuant to its Comprehensive Arbitration Rules and Procedures. The language of the arbitration shall be English. Each party to such dispute shall be entitled to choose one arbitrator, and the chosen arbitrators shall choose the third arbitrator. All arbitrators shall be chosen from the JAMS arbitration panel. The arbitrators shall, in their award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the federal arbitration act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. This arbitration clause shall not preclude any party from obtaining provisional relief or interim measures of protection, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement. Each party agrees and consents to personal jurisdiction, service of process and exclusive venue in any federal or state court within the State of California, County of Los Angeles, in connection with any action brought pursuant to clause (b) below or in connection with a request for any such provisional relief or interim measures of protection, and in connection with any action to enforce this arbitration clause or an award in arbitration and agrees not to assert, by way of motion, as a defense or otherwise, that any action brought in any such court should be dismissed on grounds of forum non conveniens. Each party to this Agreement consents to mailing of process or other papers in connection with any such arbitration or action by certified mail in the manner and to the addresses provided in Section 11.11. Notwithstanding the foregoing, nothing in this Section 11.1 excludes the jurisdiction of the Cayman Islands courts with respect to any matter reserved to it pursuant to the ELP Law or Cayman Islands law.
(b)    The parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof or thereof and that the parties shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in accordance with the provisions of this Section 11.1(b), in addition to any other remedy to which they are entitled at law or in equity. No party seeking relief under this Section 11.1(b) shall be required to post a bond or prove special damages.
Section 11.2    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
Section 11.4    Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
Section 11.5    Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.
Section 11.6    Amendments and Waivers.
(a)    This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner in its sole discretion without the approval of any Limited Partner or other Person; provided that no amendment may (i) materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units) or (ii) materially and adversely affect the rights of Alleghany without the prior written consent of Alleghany; provided further, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership or options, rights, warrants or appreciation rights relating to equity interest in the Partnership pursuant to Section 7.1 hereof; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.1 hereof; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing changes in U.S. federal, state or local income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership; (vi) a change that the General Partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or other jurisdiction; (vii) an amendment that the General Partner determines is necessary or appropriate, based on the advice of counsel, to prevent the Partnership, or the General Partner or its Indemnitees, from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940 or the U.S. Investment Advisers Act of 1940, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; (viii) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone; (ix) an amendment that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity; (x) any amendment to Section 11.1 that the General Partner determines in good faith; (xi) any amendment that the General Partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency; or (xii) any other amendments that the General Partner determines to be substantially similar to the foregoing. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c)    The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is Transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) Transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.
(d)    Except as may be otherwise required by Law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.
Section 11.7    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.2 hereof); provided that subject to and with effect from enactment of the Contracts (Rights of Third Parties) Law, 2014 (the “Third Party Rights Law”), each Covered Person may enforce directly its rights pursuant to this Agreement subject to and in accordance with the provisions of the Third Party Rights Law.
Notwithstanding any other term of this Agreement, the consent of any Person who is not a party to this Agreement (including any Covered Person) is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.
Section 11.8    Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the Registration Statement and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.5) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership. This power of attorney is granted to secure obligations of each Limited Partner and a proprietary interest of the General Partner, and as such will be irrevocable.
Section 11.9    Letter Agreements; Schedules. Notwithstanding any other provision of this Agreement (including Section 11.6), the General Partner may, or may cause the Partnership to, without the approval of any other Person, enter into separate letter agreements with individual Limited Partners with respect to Total Percentage Interests, Capital Contributions or any other matter, which have the effect of establishing rights under, or supplementing, the terms of, this Agreement. The Partnership may from time to time execute and deliver to the Limited Partners schedules which set forth the then current Capital Contributions and Total Percentage Interests of the Limited Partners and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.
Section 11.10    Governing Law; Separability. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands. In particular, it shall be construed to the maximum extent possible to comply with all of the mandatory terms and conditions of the ELP Law. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under such ELP Law or other applicable Law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable Law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
Section 11.11    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail, by registered or certified mail (postage prepaid) or by any communication permitted by the ELP Law to the respective parties if addressed to a Person at such Person’s address as set forth on the signature pages hereto or at such other address for a party as shall be specified in any notice given in accordance with this Section 11.11. Sections 8 and 19(3) of the Electronic Transactions Law shall not apply to this Agreement.
Section 11.12    Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which together shall constitute a single instrument.
Section 11.13    Cumulative Remedies. Rights and remedies under this Agreement are cumulative and do not preclude use of other rights and remedies available under applicable Law.
Section 11.14    Entire Agreement. This Agreement, the Registration Statement, the Supplemental Agreements and the letter agreements referred to in Section 11.9 embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. Each party hereto acknowledges, represents, and warrants that (a) each such party hereto and such party’s independent counsel have reviewed this Agreement; and (b) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.
Section 11.15    Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.
Section 11.16    Limited Partner Representations.
(a)    Each Partner understands and agrees that:
(i)    The Units evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968 or any other state securities Laws (collectively, the “Securities Acts”) because the Partnership is issuing interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(ii)    The Partnership has relied upon the representation made by each Limited Partner that such Limited Partner’s interest is to be held by such Limited Partner for investment;
(iii)    The Partnership is under no obligation to, and has no intention to, register the interests or to assist the Limited Partners in complying with any exemption from registration under the Securities Acts if such Limited Partner should at a later date wish to dispose of such Limited Partner’s interest;
(iv)    The Partnership has not requested a tax ruling from the Internal Revenue Service or any other tax authority nor an opinion of counsel with respect to the tax status of the Partnership or as to the treatment of its formation, issuance of interests, or other transactions of the Partnership, and no assurances have been made that the treatment which the Partnership intends to or does take with respect to such items will be accepted by the Internal Revenue Service upon examination and audit; and
(v)    Such Limited Partner has been advised to obtain independent counsel to advise such Limited Partner individually in connection with the drafting, preparation and negotiation of this Agreement. The attorneys, accountants and other experts who perform services for any Limited Partner may also perform services for the Partnership. To the extent that any of the foregoing representation constitutes a conflict of interest, the Partnership and each Limited Partner hereby expressly waive any such conflict of interest.
(b)    Each Limited Partner represents and warrants as follows:
(i)    Such Limited Partner is acquiring the interests for such Limited Partner’s own account, for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest therein;
(ii)    Such Limited Partner is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Acts; and
(iii)    The execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner.
ARTICLE XII

TERMS, PREFERENCES, RIGHTS, POWERS AND DUTIES OF THE SERIES A PREFERRED MIRROR UNITS
Section 12.1    Designation.
The Series A Preferred Mirror Units were constituted, designated and created as a series of Preferred Units pursuant to the Second A&R Partnership Agreement and continue to be constituted, designated and created as a series of Preferred Units under this Agreement. Each Series A Preferred Mirror Unit shall be identical in all respects to every other Series A Preferred Mirror Unit. 766,260 Series A Preferred Mirror Units have been constituted, designated, created and issued by the Partnership (acting by the General Partner) to the General Partner (acting in its own capacity), and the General Partner (in its own capacity) is a Series A Holder in respect of such 766,260 Series A Preferred Mirror Units. It is the intention of the General Partner that at all times the number of outstanding 7.00% Series A Preferred Shares issued by the Issuer equal the aggregate number of GP Mirror Units issued by the Ares Operating Group entities.

Section 12.2    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this ARTICLE XII.

“7.00% Series A Preferred Shares” has the meaning set forth in the Issuer Limited Partnership Agreement.

“Ares Group” means the Ares Operating Group entities, the direct and indirect parents (including, without limitation, general partners) of the Ares Operating Group entities (the “Parent Entities”), any direct or indirect subsidiaries of the Parent Entities or the Ares Operating Group entities, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the Ares Group (an “Ares Fund”), and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which an Ares Fund has an investment. For purposes of this definition “subsidiary” means, with respect to any Person, any subsidiary of such Person that is or would be consolidated with such Person in the preparation of segment information with respect to the combined financial statements of such Person prepared in accordance with U.S. GAAP and shall not include (x) any private equity or other investment fund or vehicle or (y) any portfolio company of any such fund or vehicle.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

“Change of Control Event” has the meaning set forth in the Issuer Limited Partnership Agreement.

“Distribution Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2016.

“Distribution Period” is the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period commences on and includes June 8, 2016.

“Distribution Rate” means 7.00% per annum.

“GP Mirror Units” means, collectively, the Series A Preferred Mirror Units, the 7.00% Series Preferred Mirror Units of Ares Holdings L.P., the 7.00% Series Preferred Mirror Units of Ares Investments L.P. and any preferred equity securities of a future Ares Operating Group entity with economic terms consistent with the Series A Preferred Mirror Units.

“Junior Units” means the Class A Units and any other equity securities that the Partnership may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Mirror Units.

“Parity Units” means any Preferred Units that the Partnership may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event.

“Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

“Permitted Reorganization” means (i) the voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s subsidiaries or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of this Agreement that allows the Partnership to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the General Partner determines in its sole discretion that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) the Partnership engages in a reorganization, merger or other transaction in which a successor to the Partnership issues equity securities to the Series A Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without limited partner approval.

“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, units of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.

“Series A Holder” means a holder of Series A Preferred Mirror Units.

“Series A Liquidation Preference” means $25.00 per Series A Preferred Mirror Unit. The Series A Liquidation Preference shall be the “Liquidation Preference” with respect to the Series A Preferred Mirror Units.

“Series A Liquidation Value” means the sum of the Series A Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series A Preferred Mirror Units.

“Series A Record Date” means, with respect to any Distribution Payment Date, the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant March 31, June 30, September 30 or December 31 Distribution Payment Date, respectively.

“Substantially All Merger” means a merger or consolidation of one or more of the Ares Operating Group entities with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Ares Operating Group taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Ares Operating Group taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.

Section 12.3    Distributions.
(a)    The Series A Holders shall be entitled to receive with respect to each Series A Preferred Mirror Unit, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions on the applicable Distribution Payment Date that corresponds to the Series A Record Date for which the General Partner has declared a distribution, if any, at a rate per annum equal to the Distribution Rate (subject to Section 12.6 of this Agreement) of the Series A Liquidation Preference. Such distributions shall be non-cumulative, and Series A Holders shall not be entitled to distributions to the extent that such distributions would be expected to cause the Capital Accounts of such Series A Holders to be less than $0, taking into account reasonably expected allocations of Gross Ordinary Income for the taxable year of such distribution. If a Distribution Payment Date is not a Business Day, the related distribution (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Distribution Payment Date, without any increase to account for the period from such Distribution Payment Date through the date of actual payment. Distributions payable on the Series A Preferred Mirror Units for the initial Distribution Period and any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Declared distributions will be payable on the relevant Distribution Payment Date to Series A Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Series A Record Dates, provided that if the Series A Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to the Series A Holders as it appears on the Partnership’s register at the close of business, New York City time on the Business Day immediately preceding such Series A Record Date.
(b)    So long as any Series A Preferred Mirror Units are outstanding, (i) no distribution, whether in cash or property, may be declared or paid or set apart for payment on the Junior Units for the then-current quarterly Distribution Period (other than distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) and (ii) the Partnership and its subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Junior Units, unless, in each case, distributions have been declared and paid or declared and set apart for payment on GP Mirror Units for the then-current quarterly Distribution Period, other than, in each case (x) repurchases, redemptions or other acquisitions of Junior Units for Common Shares pursuant to the Exchange Agreement or otherwise, (y) grants or vesting of awards under the Issuer’s or its subsidiaries’ equity incentive plans and (z) repurchases, redemptions or other acquisitions of Junior Units pursuant to any put or call agreements existing on June 8, 2016 (including any amendments, modifications or replacements thereof that do not adversely affect the Series A Holders).
(c)    The General Partner, or a duly authorized committee thereof, may, in its sole discretion, choose to pay distributions on the Series A Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d)    When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series A Preferred Mirror Units or any other Parity Units, all distributions declared upon the Series A Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series A Preferred Mirror Units and all accumulated unpaid distributions on all Parity Units payable on such Distribution Payment Date (or in the case of non-cumulative Parity Units, unpaid distributions for the then-current Distribution Period (whether or not declared) and in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e)    No distributions may be declared or paid or set apart for payment on any Series A Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units, subject to any applicable terms of such outstanding Units, subject to any applicable terms of such outstanding Units.
(f)    A Series A Holder shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone, including any such payment which is delayed or foregone.
(g)    The Partners intend that no portion of the distributions paid to a Series A Holder pursuant to this Section 12.3 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and no Partner shall take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 12.4    Rank.
The Series A Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:

(a)    junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b)    equally to any Parity Units; and
(c)    senior to any Junior Units.
Section 12.5    Redemption.
(a)    If the Issuer redeems its 7.00% Series A Preferred Shares, then the Partnership may redeem the Series A Preferred Mirror Units, in whole or in part, at a redemption price equal to the Series A Liquidation Preference plus an amount equal to declared and unpaid distributions from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date. If less than all of the outstanding Series A Preferred Mirror Units are to be redeemed, the General Partner shall select the Series A Preferred Mirror Units to be redeemed from the outstanding Series A Preferred Mirror Units not previously called for redemption by lot or pro rata (as nearly as possible).
(b)    If the Issuer redeems its 7.00% Series A Preferred Shares pursuant to a Change of Control Event, then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions. So long as funds sufficient to pay the redemption price for all of the Series A Preferred Mirror Units called for redemption have been set aside for payment, from and after the redemption date, such Series A Preferred Mirror Units called for redemption shall no longer be deemed outstanding, and all rights of the Series A Holders thereof shall cease other than the right to receive the redemption price, without interest.
(c)    Without limiting clause (b) of this Section 12.5, if the Partnership shall deposit on or prior to any date fixed for redemption of Series A Preferred Mirror Units, with any bank or trust company, as a trust fund, a fund sufficient to redeem the Series A Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series A Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series A Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series A Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series A Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series A Preferred Mirror Units, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the General Partner may determine, payment of the redemption price of such Series A Preferred Mirror Units without interest.
Section 12.6    Distribution Rate.
If the distribution rate per annum on the 7.00% Series A Preferred Shares issued by the Issuer shall increase pursuant to Section 16.6 of the Issuer Limited Partnership Agreement, then the Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article XVI of the Issuer Limited Partnership Agreement.

Section 12.7    Voting.
Notwithstanding any other provision of this Agreement or the Act, the Series A Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Holders shall not be required for the taking of any Partnership action. The Partnership may, from time to time, issue additional Series A Preferred Mirror Units.

Section 12.8    Liquidation Rights.
(a)    Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Mirror Units in accordance with Article IX of this Agreement, the Series A Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to Partners, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series A Liquidation Value and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 5.5(d) of this Agreement for the taxable year in which the Dissolution Event occurs). Upon a Dissolution Event, or in the event that any Ares Operating Group entity liquidates, dissolves or winds up, no Ares Operating Group entity may declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Ares Operating Group entity have been repaid via redemption or otherwise.
(b)    Upon a Dissolution Event, after each Series A Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 5.5(d) of this Agreement for the taxable year in which the Dissolution Event occurs), such Series A Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.
(c)    For the purposes of this Section 12.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby an Ares Operating Group entity is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the GP Mirror Units, (ii) the sale or disposition of an Ares Operating Group entity (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of an Ares Operating Group entity should such Ares Operating Group entity not constitute a “significant subsidiary” of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series A Preferred Mirror Units have been fully redeemed pursuant to the terms of this Agreement or if proper notice of redemption of the Series A Preferred Mirror Units has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Mirror Units called for redemption have been set aside for payment pursuant this Agreement, (v) transactions where the assets of the Ares Operating Group entity being liquidated, dissolved or wound up are immediately contributed to another Ares Operating Group entity or a subsidiary thereof, and (vi) with respect to an Ares Operating Group entity, a Permitted Transfer or a Permitted Reorganization.
(d)    A Permitted Transfer will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.
Section 12.9    Amendments and Waivers.
The provisions of this Article XII may be amended, supplemented, waived or modified in accordance with the provisions of Section 11.6 of the Agreement; provided that any amendment, supplement, waiver or modification of this Article XII that relates to the economic terms of the Series A Preferred Mirror Units and is not consistent with a corresponding amendment, supplement, waiver or modification of Article XVI of the Issuer Limited Partnership Agreement shall require the consent of the Limited Partners that own a majority of the Class A Units then outstanding.

Section 12.10    No Conversion.
The Series A Preferred Mirror Units are not convertible into Class A Units or any other class or series of interests or any other security of the Partnership.
Section 12.11    No Third Party Beneficiaries.
The provisions of Section 11.7 of the Agreement shall apply to this Article XII without limitation.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed and delivered as a deed by their respective authorized officers, in each case as of the date first above stated.
GENERAL PARTNER, SOLE SERIES A HOLDER AND SUBSCRIBER FOR CLASS A UNITS:
Executed and delivered as a deed by
AOF HOLDCO LLC
By: Ares Offshore Holdings, Ltd., its sole member

By:    _/s/ Michael D. Weiner______________
    Name: Michael D. Weiner
    Title: Authorized Signatory

Address:
_2000 Avenue of the Stars 12th Floor______
_Los Angeles CA, 90067_______________

In the presence of:
Witness     _/s/ Cindy Bloch______________________
        Name: Cindy Bloch
        Title: Executive Assistant

Address:
_2000 Avenue of the Stars 12th Floor______
_Los Angeles CA, 90067_______________

LIMITED PARTNERS:
ARES OWNERS HOLDINGS L.P.
By: Ares Partners Holdco LLC, its General Partner

By:    _/s/ Michael D. Weiner______________
    Name: Michael D. Weiner
    Title: Authorized Signatory

Address:
_2000 Avenue of the Stars 12th Floor______
_Los Angeles CA, 90067_______________

In the presence of:
Witness     _/s/ Cindy Bloch______________________
        Name: Cindy Bloch
        Title: Executive Assistant

Address:
_2000 Avenue of the Stars 12th Floor______
_Los Angeles CA, 90067_______________
ALLEGHANY INSURANCE HOLDINGS LLC

By:    _/s/ John L. Sennott, Jr.______________
    Name: John L. Sennott, Jr.
    Title: Senior Vice President

Address:
_1411 Broadway, 34th Floor_____________
_New York, NY 10018_________________

In the presence of:
Witness     _/s/ Christopher K. Dalrymple___________
        Name: Christopher K. Dalrymple
        Title: Secretary

Address:
_1411 Broadway, 34th Floor_____________
_New York, NY 10018_________________